INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Registration Statement on Form S-1 of our report dated June 8, 2005 on our audit of the financial statements of Platinum Energy Resources, Inc. appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such prospectus.


/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
June 8, 2005